Exhibit 10.1

COMPROMISE SETTLEMENT AND MUTUAL RELEASE AGREEMENT

This Compromise Settlement and Mutual Release Agreement (“Agreement”) is dated this 19th day of July, 2007 (“Effective Date”), by and between the following parties (the “Parties”) upon the terms and conditions stated herein:

•	Path 1 Network Technologies, Inc. (“Path 1”);[1]

•	Gryphon Master Fund, L.P. (“GMF”);[2] and

•	GSSF Master Fund, LP (“GSSF”);[3]

RECITALS

WHEREAS, on or about January 17, 2007, GMF and GSSF filed suit against Path 1, alleging various causes of action as alleged in Cause No. 3:06-cv-00107-C; Gryphon Master Fund, L.P., GSSF Master Fund, LP, v. Path 1 Network Technologies, Inc.; In The United States District Court, For The Northern District Of Texas, Dallas Division (the “Lawsuit”); and

WHEREAS, on or about February 10, 2006, Path 1 answered the Complaint denying all the allegations as alleged in the Lawsuit; and

WHEREAS, on or about May 31, 2007 the Court granted a Temporary Restraining Order against Path 1 preventing the sale of its assets and requiring the Plaintiff to post a $50,000 bond (“Bond”); and then on or about June 14, 2007, the Court granted the Permanent Injunction leaving in place the Bond amount (the “Injunction”); and

[1]

Path 1, as used herein, shall mean: Path 1 Network Technologies, Inc. (i) in all capacities in which Path 1 could have been sued or could have brought claims in the Lawsuit; and (ii) Path 1’s current and former officers, directors, employees, accountants, managers, partners, legal representatives, attorneys, trustees, joint venturers, servants, agents, assigns, successors, predecessors, subcontractors, lenders, stockholders, all other persons or entities acting on Path 1’s behalf whether authorized or not; and all other persons or entities, natural or corporate, in privity with them.

[2]

GMF as used herein, shall mean: Gryphon Master Fund, L.P., (i) in all capacities in which GMF could have been sued or could have brought claims in the Lawsuit; and (ii) GMF’s current and former officers, directors, employees, accountants, managers, partners, legal representatives, attorneys, trustees, joint venturers, servants, agents, assigns, successors, predecessors, subcontractors, all other persons or entities acting on GMF’s behalf whether authorized or not; and all other persons or entities, natural or corporate, in privity with them. “Gryphon” shall collectively mean GMF and GSSF.

[3]

GSSF as used herein, shall mean: GSSF Master Fund, L.P., (i) in all capacities in which GSSF could have been sued or could have brought claims in the Lawsuit; and (ii) GSSF’s current and former officers, directors, employees, accountants, managers, partners, legal representatives, attorneys, trustees, joint venturers, servants, agents, assigns, successors, predecessors, subcontractors, all other persons or entities acting on GSSF’s behalf whether authorized or not; and all other persons or entities, natural or corporate, in privity with them. “Gryphon” shall collectively mean GMF and GSSF.

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WHEREAS, the Parties hereby make a full and final settlement of all matters and all causes of action arising out of the facts and claims as set forth above by entering into this Agreement as follows:

COMPROMISE SETTLEMENT AND MUTUAL RELEASE AGREEMENT

For and in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Path 1 hereby agrees to pay Gryphon One Hundred and Fifty Thousand Dollars ($150,000.00) as partial consideration for which Gryphon agrees that all matters arising out of the Lawsuit or the Laurus Transactions4 will be, and are, finally compromised and settled.

2. Release by GMF and GSSF. GMF and GSSF, (collectively “Gryphon”) and anyone claiming by, through or under Gryphon hereby irrevocably and unconditionally releases, acquits, and forever discharges Path 1, of and from any and all Claims5 and Damages6 of any kind whatsoever against Path 1 accruing prior to the Effective Date. Gryphon acknowledges and agrees that the release set forth above is a broad, general and unconditional release that should be liberally construed and by virtue of same Gryphon does and intends to give up any and all Claims, Damages, costs, rights or remedies Gryphon may have against Path 1 accruing prior to the Effective Date, including, but not limited to, those relating to or arising from the Lawsuit. Notwithstanding anything contained herein, this release shall not affect Gryphon’s rights as a preferred stockholder of Path 1. Gryphon shall retain its preferred stockholdings in Path 1, and except for the obligations and covenants herein, shall retain all rights in connection with its ownership of such stock in Path 1.

3. Release by Path 1. Path 1 and anyone claiming by, through or under Path 1 hereby irrevocably and unconditionally releases, acquits, and forever discharges Gryphon of and

[4]	The term “Laurus Transactions” shall mean the Laurus Master Fund Unlimited transactions as complained of and set forth in the Lawsuit.
[5]

The term “Claims” as used herein, shall mean any and all theories of recovery of whatsoever type or nature, whether known or unknown, accruing prior to the Effective Date, whether contingent, prospective or matured, whether arising in equity or in law, whether arising under the common law, any contract, statute or otherwise, recognized by the law of any jurisdiction and includes, but is not limited to, causes of action, claims, debts, obligations, actions, demands, liabilities, suits, and judgments.

[6]

The term “Damages” as used herein shall mean any and all elements of relief or recovery of whatsoever nature, whether known or unknown, recognized by the law of any jurisdiction and includes, but not limited to, (i) actual damages (whether direct, consequential, coincidental or otherwise) of every description, such as breach of contract, fraud, personal injury, emotional distress, reputational loss (i.e. libel and slander) and economic loss; (ii) any other item of loss or injury; (iii) statutory, treble, additional, multiple, penal, exemplary and/or punitive damages; (iv) attorneys’ fees; (v) prejudgment or post-judgment or other interest; (vi) declaratory, injunctive and equitable relief; (vii) expenses; (viii) expert witness fees; and (ix) costs of court.

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from any and all Claims and Damages of any kind whatsoever against Gryphon accruing prior to the Effective Date. Path 1 acknowledges and agrees that the release set forth above is a broad, general and unconditional release that should be liberally construed and by virtue of same Path 1 does and intends to give up any and all Claims, Damages, costs, rights or remedies Path 1 may have against Gryphon accruing prior to the Effective Date, including, but not limited to, those relating to or arising from the Lawsuit. Said release shall include any claims or rights against the Bond.

4. Consent to Laurus Transactions. As part of the consideration herein, Gryphon consents, retroactively and currently, to the Path 1 – Laurus Master Fund Unlimited transactions as complained of and set forth in the Lawsuit and arising from the Lawsuit.

5. Consent to Laurus Peaceful Possession. As part of the consideration herein, Gryphon consents to Path 1 undertaking a deal with Laurus and a third party under a similar concept to the Path 1 – IP Video Networks, Inc. - Laurus Master Fund Unlimited proposed transaction filed under a Form 8-K on or about May 8, 2007 with the SEC.

6. Agreed Order of Dismissal with Prejudice. In full and final settlement and discharge of the Parties’ claims, the Parties agree to execute the Agreed Order of Dismissal with Prejudice and dissolution of the Injunction, and Release of Bond that is attached hereto as Exhibit “A.” The Agreed Order of Dismissal with Prejudice and Dissolution of the Injunction and Release of Bond shall dismiss with prejudice any and all Claims and Damages asserted in the Lawsuit or that could have been asserted in the Lawsuit and orders that each Party will incur their own costs, and allow Gryphon to claim their Bond. Path 1 will be responsible for submitting such Order to the Court. Should Path 1 fail to do so within seven days of execution, Gryphon shall have the right to submit the Order to the Court.

7. Agreement(s) Null and Void. Any and all agreements, contracts, promises, and representations alleged by the Parties in the Lawsuit are null and void in all respects and no Party has any obligations to any other Party regarding such alleged agreements, contracts, promises and representations.

8. Assignment of Claims – Gryphon. Gryphon assigns, quitclaims, and transfers in full to Path 1 any and all claims and damages against Path 1 not specifically released herein.

9. Assignment of Claims – Path 1. Path 1 assigns, quitclaims, and transfers in full to Gryphon any and all claims and damages against Gryphon not specifically released herein.

10. Covenant Not to Sue – Gryphon. Gryphon agrees and covenants not to sue, prosecute or assist, directly or indirectly, in suing or prosecuting Path 1 for any Claims or Damages released or assigned in this Agreement.

11. Covenant Not to Sue – Path 1. Path 1 agrees and covenants not to sue, prosecute or assist, directly or indirectly, in suing or prosecuting Gryphon for any Claims or Damages released or assigned in this Agreement.

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12. Miscellaneous. The Parties hereto, by their signatures or the signatures of their authorized representatives affixed below, do hereby warrant, represent, covenant, and promise to each other:

(a)	That the Parties represent and warrant to each other that no Claims or Damages released hereunder have been sold, transferred, or assigned in any form, fashion, or manner, other than to their attorneys for representation regarding the Lawsuit and that such attorneys’ fees (by such assignment or as expressed in the Judgment) are the responsibility of the incurring party;

(b)	That the Parties represent and warrant to each other that they have no notice or knowledge (actual or constructive) that any other person or entity: claims an interest in the Claims or Damages released hereunder, intends or asserts any rights to bring any Claims or Damages relating to Claims and Damages released hereunder by, through or under any Party to this Agreement;

(c)	That this Agreement shall be binding upon and inure to the benefit of the Parties hereto, their heirs, legal representatives, executors, administrators, successors, and assigns;

(d)	That the terms hereof are contractual and not merely recitals and that the agreements herein contained and the consideration exchanged is to compromise doubtful and disputed claims, avoid litigation and buy peace, and that no payments made, nor releases or other considerations given, shall be construed as an admission of liability, all liability being expressly denied;

(e)	That this Agreement represents the entire understanding between and among the parties hereto and that it supersedes and displaces any and all prior understandings, statements, representations, promises, agreements or otherwise between the Parties;

(f)	That this Agreement can only be modified, amended or supplemented in writing executed by all Parties;

(g)	That the Parties freely, voluntarily, of their own free will and accord enter into this Agreement and that they have the approval and authority to enter into this Agreement;

(h)	That this Agreement is performable in whole in the state of Texas and that venue for any dispute relating to or arising from this Agreement shall solely and exclusively lie in Dallas County, Texas;

(i)	That the Parties have had an opportunity to review this instrument by and through their authorized representatives and/or agents and to have attorneys of their choice review it;

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(j)	That in the event that any one or more provisions or terms contained in this Agreement shall be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision did not exist;

(k)	That the construction and terms of this Agreement shall not be construed in favor of or against any party;

(l)	That this Agreement may be executed in counterparts, with each counterpart deemed an original and such counterparts shall constitute a single agreement; and

(m)	That no oral, written, express, or implied representations, statements, promises, warranties, agreements or other inducement of any nature or sort have been made by the parties to induce any party hereto to execute this Agreement other than as is expressly set forth herein.

EXECUTED as of the Effective Date.

AGREED:

Gryphon Master Fund, L.P. (“GMF” or “Gryphon”)

By:	/s/ Warren W. Garden
ITS:	Authorized Agent

GSSF Master Fund, LP (“GSSF” or “Gryphon”)

By:	/s/ Warren W. Garden
ITS:	Authorized Agent

Path 1 Network Technologies, Inc.

By:	/s/ Thomas L. Tullie
Thomas L. Tullie, President

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ACKNOWLEDGMENT

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared Warren W. Garden, who being personally known to me or who presented a valid driver’s license for verification of his identity, the person whose name is subscribed to the foregoing Compromise Settlement and Mutual Release Agreement, and acknowledged to me that he executed the foregoing Compromise Settlement and Mutual Release Agreement for the purposes and consideration therein expressed and as the act and deed of himself and in such capacities as defined therein.

Given under my hand and seal of office this 12th day of July, 2007

/s/ Deirdra A. Greve
Notary Public in and for the State of Texas

My Commission Expires:	Deirdra A. Greve
November 14, 2007	Printed Name of Notary Public

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ACKNOWLEDGMENT

STATE OF CALIFORNIA	§
§
COUNTY OF San Diego	§

BEFORE ME, the undersigned Notary Public, on this day personally appeared Tomas L. Tullie, President of Path 1 who being personally known to me or who presented a valid driver’s license for verification of his identity, the person whose name is subscribed to the foregoing Compromise Settlement and Mutual Release Agreement, and acknowledged to me that he executed the foregoing Compromise Settlement and Mutual Release Agreement for the purposes and consideration therein expressed and as the act and deed of himself, Tom Tullie and in such other capacities as defined therein.

Given under my hand and seal of office this 19th day of July, 2007

/s/ Angel Pado Antonio
Notary Public in and for the State of California

My Commission Expires:	Angel Pado Antonio
September 16, 2010	Printed Name of Notary Public

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